EXHIBIT 99.1

RBC Life Sciences®
May 12, 2010

RBC Life Sciences Reports First Quarter 2010 Results

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, today reported company-wide net sales of $7.0 million for the first quarter ended March 31, 2010, compared to net sales of $6.0 million for the same period during 2009, an increase of 16%.

The company also reported net earnings of $211,000, or $0.01 per share, during the first quarter of 2010, compared to a net loss of $171,000, or $0.01 per share, during the same quarter in 2009.

“After encountering a tough economic climate in 2009, our international dietary supplements licensee is beginning to see an improving market overseas,” said RBC Life Sciences President and CEO John W. Price. “Domestically, we saw an increase in our medical products customer base while we also continued a number of sales and marketing initiatives designed to offset the first quarter decline in our network marketing independent Associate base.”

RBC Life Sciences announced recently that it has been certified as being compliant with Good Manufacturing Practices (GMPs) for the dietary supplement industry. The company invested substantial resources to achieve the compliance during 2009 and will continue to do so annually to remain compliant. GMPs ensure that companies adhere to practices that promote product safety, quality and efficacy.

About RBC Life SciencesRBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC Life Sciences also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:Steve Brown
RBC Life Sciences972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - First Quarter 2010

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)
	Quarters Ended March 31,
	2010	2009

Net sales	$6,982	$6,016
Gross profit	3,389	3,139
Operating profit (loss)	400	(161)
Earnings (loss) before income taxes	361	(203)
Provision (benefit) for income taxes	150	(32)
Net earnings (loss)	211	(171)

Earnings (loss) per share – basic and diluted	$0.01	$(0.01)

Weighted average shares outstanding – basic	21,922	21,917
Weighted average shares outstanding – diluted	22,270	21,917

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)
	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$3,521	$3,972
Inventories	5,043	5,344
Other current assets	1,901	1,914
Total current assets	10,465	11,230
Other assets	7,315	7,383
Total assets	$17,780	$18,613

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,507	$2,729
Deferred revenue	2,849	3,669
Other current liabilities	160	156
Total current liabilities	5,516	6,554
Other liabilities	2,799	2,840
Shareholders’ equity	9,465	9,219
Total liabilities and shareholders’ equity	$17,780	$18,613